Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS CLOSING OF
PREVIOUSLY ANNOUNCED SALE OF OIL AND GAS PROPERTIES

HONOLULU, HAWAII, September 18, 2015 -- Barnwell Industries, Inc. (NYSE MKT: BRN) announced today that Barnwell of Canada, Limited, its wholly-owned subsidiary, has closed its previously announced sale of its interests in natural gas and oil properties located in the Dunvegan and Belloy areas of Alberta, Canada to an independent third party.  Barnwell of Canada’s share of the sales price is approximately US$14,800,000, at current Canadian dollar exchange rates, and is subject to customary post-closing adjustments, including adjustments to reflect an effective date of sale of April 1, 2015. Barnwell received approximately US$14,200,000 in net proceeds, at current Canadian dollar exchange rates. Approximately 50% of the proceeds will be held in escrow for the Canadian tax authorities until tax clearances are obtained and the precise timing of the release of these funds cannot be determined.

As a result of the disposition of these natural gas and oil properties, Barnwell’s credit facility at Royal Bank of Canada will be amended to decrease the amount of the revolving credit facility to $1,000,000 Canadian dollars, from $6,500,000 Canadian dollars.  The other material terms of the credit facility remain unchanged.  Accordingly, the Company placed on deposit with Royal Bank of Canada on September 16, 2015 approximately $6,340,000 Canadian dollars to fully repay its outstanding debt under the facility on September 30, 2015 when its outstanding LIBOR comes up for renewal.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.